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Exhibit 23.3

WILLIAM FRY TAX ADVISERS LIMITED
Fitzwilton House, Wilton Place
Dublin 2, Ireland

        We hereby consent to the use of our name in the Registration Statement on Form S-1 to be filed on the date hereof by AXIS Capital Holdings Limited with the Securities and Exchange Commission (the "Commission"). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Respectfully submitted,
/s/ WILLIAM FRY TAX ADVISERS LIMITED Director William Fry Tax Advisers Limited
/s/ WILLIAM FRY TAX ADVISERS LIMITED Director William Fry Tax Advisers Limited
Dublin, Ireland 26 March 2004

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WILLIAM FRY TAX ADVISERS LIMITED Fitzwilton House, Wilton Place Dublin 2, Ireland